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                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors
Zygo Corporation:

We consent to incorporation by reference in Registration Statements No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Forms
S-8 of Zygo Corporation of our reports dated August 10, 2001, with respect to the consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended June 30, 2001, which reports appear in or are incorporated by reference into the June 30, 2001 Annual Report on Form 10-K405/A of Zygo Corporation.

KPMG LLP

Hartford, Connecticut
July 9, 2003